As filed with the Securities and Exchange Commission on May , 1999

                                                         Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           BERGEN BRUNSWIG CORPORATION
             (Exact name of registrant as specified in its charter)

   New Jersey                                                  22-1444512
(State or other jurisdiction                                (I.R.S. employer
of incorporation or organization)                         identification number)

                4000 Metropolitan Drive, Orange, California 92868-3598
               (Address of principal executive offices; zip code)

                             ______________________

          Bergen Brunswig Corporation 1999 Employee Stock Purchase Plan
                            (Full title of the plan)

                                 Milan A. Sawdei
           Executive Vice President, Chief Legal Officer and Secretary
                           Bergen Brunswig Corporation
             4000 Metropolitan Drive, Orange, California 92868-3598
                                 (714) 385-4000
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                               Peter H. Ehrenberg, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500

                              ____________________


                         Calculation of Registration Fee
========================================================================================================================
                                                         Proposed                Proposed
Title of Securities             Amount to be      Maximum Offering          Maximum Aggregate            Amount of
to be Registered                 Registered          Price per Share (2)    Offering Price (2)        Registration Fee
------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
par value $1.50 per share     500,000 shares (1)            $19.34               $9,670,000                $2,688.26
========================================================================================================================

(1) Plus such additional shares of Class A Common Stock as may be issuable pursuant to the anti-dilution provisions of the Bergen Brunswig Corporation 1999 Employee Stock Purchase Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low sale prices for a share of Class A Common Stock on the New York Stock Exchange on April 30, 1999.

================================================================================

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

          The Commission allows us to "incorporate" into this Registration Statement information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Registration Statement, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement, and all future documents filed with the Commission under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

         (a) the Company's Annual Report on Form 10-K for the year ended September 30, 1998, as amended;

         (b) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

         (c) the Company's Current Reports on Form 8-K filed November 12, 1998, January 13, 1999, January 26, 1999, April 19, 1999 and April 30, 1999;

         (d) the description of the Common Stock of the Company contained in the Company's Registration Statement on Form S-4 declared effective by the SEC on March 16, 1999; and

         (e) the description of the Company's Shareowners' Rights Plan contained in the Company's Registration Statement on Form 8-A dated February 14, 1994.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Under the Company's Restated Certificate of Incorporation, every person who is or was a director, officer, employee or agent of the Company and the legal representative of such a person is entitled to receive indemnification from the Company to the fullest extent permitted by law. Under New Jersey law, directors and officers may be indemnified in certain situations, subject to the Company's having taken certain actions and the directors and officers having met certain specified standards of conduct. In addition, in April, 1986, the Company entered into agreements, which were amended on July 3, 1986 (collectively, the "Indemnity Agreement"), to indemnify each of its directors against liabilities and defense costs to the extent that such directors would have been insured under the director and officer liability insurance policies which were in effect on December 31, 1984 (the "1984 Policy"). The 1984 Policy afforded the broadest coverage for liabilities arising under ERISA and the securities and anti-trust laws. The obligation of the Company to indemnify a director under the Indemnity Agreement is limited to $30 million, the maximum coverage available under the 1984 Policy. However, the Indemnity Agreement does not limit a director's right to recover in excess of $30 million from the Company if the director is otherwise entitled to statutory indemnification. The Indemnity Agreement was ratified by the shareowners at the annual meeting held on December 17, 1986. The Company currently maintains a directors' and officers' insurance policy which provides liability coverage with respect to its directors and officers.

         In addition, the Company's Restated Certificate of Incorporation eliminates the personal liability of directors and officers to the Company and its shareowners for monetary damages for acts or omissions (including negligent and grossly negligent acts or omissions) in violation of a director's or officer's fiduciary duty of care. The duty of care refers to a fiduciary duty of directors and officers to manage the affairs of the Company with the same degree of care as would be applied by an "ordinarily prudent person under similar circumstances". The provisions of the Company's Restated Certificate of Incorporation which eliminate the personal liability of directors and officers do not, in any way, eliminate or limit the liability of a director or officer for breaching his duty of loyalty (i.e., the duty to refrain from fraud, self-dealing and transactions involving improper conflicts of interest) to the Company or its shareowners, failing to act in good faith, knowingly violating a law or obtaining an improper personal benefit and do not have any effect on the availability of equitable remedies.

         See also the undertakings set forth in response to item 9 herein.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  Exhibits

         The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orange, State of California, on the 3rd day of May, 1999.

                                                   BERGEN BRUNSWIG CORPORATION



                                                   By: /s/ Milan A. Sawdei
                                                       _________________________
                                                       Milan A. Sawdei,
                                                       Executive Vice President


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of May, 1999.

/s/ Robert E. Martini*                       Chairman of the
_______________________                      Board and Director
Robert E. Martini

/s/ Donald R. Roden*                         President, Chief
_______________________
Donald R. Roden                              Executive Officer and Director

/s/ Neil F. Dimick*                          Executive Vice President,
____________________________                 Chief Financial Officer
Neil F. Dimick                               and Director (Principal
                                             Financial Officer and
                                             Principal Accounting Officer)

/s/ Jose E. Blanco, Sr.*                     Director
____________________________
Jose E. Blanco, Sr.

/s/ Rodney H. Brady*                         Director
____________________________
Rodney H. Brady

/s/ Charles C. Edwards*                      Director
____________________________
Charles C. Edwards, M.D.

/s/ Charles J. Lee*                          Director
____________________________
Charles J. Lee

/s/ George R. Liddle*                        Director
____________________________
George R. Liddle

/s/ James R. Mellor*                         Director
____________________________
James R. Mellor

/s/ George E. Reinhardt, Jr.*                Director
____________________________
George E. Reinhardt, Jr.

/s/ Francis G. Rodgers*                      Director
____________________________
Francis G. Rodgers

*By: /s/ Milan A. Sawdei
_______________________
      Milan A. Sawdei,
      Attorney-in-Fact

                                  EXHIBIT INDEX

         4.1 Restated Certificate of Incorporation of Bergen Brunswig Corporation, dated November 13, 1998, is incorporated by reference to Exhibit 4.1 to the Company's Post-Effective
                    Amendment No. 2 to Form S-3 dated December 17, 1998 (file no. 333-63441).

         4.2 By-laws of Bergen Brunswig Corporation, as amended and restated, dated November 13, 1998 are incorporated by reference to Exhibit 4.2 to the Company's Post-Effective
                    Amendment No. 2 to Form S-3 dated December 17, 1998 (file no. 333-63441).

         4.3 Rights Agreement, dated as of February 8, 1994, between the Registrant and Chemical Trust Company of California, as Rights Agent, is incorporated by reference herein to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated February 14, 1994.

         5.1*       Opinion of Lowenstein Sandler PC.

         23.1*      Consent of Deloitte & Touche LLP

         23.2*      Consent of Arthur Andersen LLP

         23.3*      Consent of Ernst & Young LLP

         23.4       Consent of Lowenstein Sandler PC is included in Exhibit 5.1.

         24.1*      Power of Attorney.
----------------

* Filed herewith.